As filed with the Securities and Exchange Commission on July 19, 2007.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

(Exact Name of Registrant as Specified in its Charter)

17872 Cartwright Road Irvine, California 92614 (949) 399-4500	Alan P. Niedzwiecki President and Chief Executive Officer Quantum Fuel Systems Technologies Worldwide, Inc. 17872 Cartwright Road (949) 399-4500 Irvine, California 92614
(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael D. Gibson, Esq.

Patrick J. Haddad, Esq.

Kerr, Russell and Weber, PLC

500 Woodward Avenue, Suite 2500

Detroit, Michigan 48226

(313) 961-0200

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box:  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  ☐

CALCULATION OF REGISTRATION FEE(1)

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit (1)	Proposed Max Aggregate Off Price (1)	Registration Fee
Common Stock, par value $.001 per share	13,950,000	$1.485	$20,715,750	$635.97
Total	13,950,000	100%	$20,715,750	$635.97

1.	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based upon a per share price of $1.485, the average of the high and low prices of our common stock as reported on The Nasdaq National Market on July 18, 2007.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITY HOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED JULY 19, 2007

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

13,950,000 Shares of Common Stock

This prospectus relates to the public offering of up to 13,950,000 shares of our common stock by the selling security holders named in this prospectus. 12,500,000 shares offered by this prospectus were issued in a private placement that closed on June 22, 2007 and 1,450,000 shares offered by this prospectus were issued in a private placement in connection with our acquisition of Regency Conversions, Inc. on February 8, 2006. We will not receive any proceeds from the sale of the shares offered by this prospectus.

THIS PROSPECTUS COVERS ONLY DISPOSITIONS OF THE SHARES OF OUR COMMON STOCK BEING REGISTERED.

Our common stock is quoted on The Nasdaq National Market under the symbol “QTWW”. The last reported sale price of our common stock on July 18, 2007, was $1.44 per share.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED IN THE “ RISK FACTORS” SECTION BEGINNING ON PAGE 6 OF THIS PROSPECTUS. YOU SHOULD READ THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT CAREFULLY BEFORE YOU INVEST.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                     , 2007

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus and the documents incorporated by reference in this prospectus are accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

We make no representation to any purchaser of the common stock registered hereby regarding the legality of an investment in the common stock by such purchaser under any legal investment or similar laws or regulations. You should not consider any information in this prospectus to be legal, business or tax advice, and you should consult your own legal, business and tax advisors for advice regarding an investment in the common stock offered hereby.

When used in this prospectus, the terms “Quantum”, “we”, “our”, and “us” refer to Quantum Fuel Systems Technologies Worldwide, Inc., a Delaware corporation, and its consolidated subsidiaries, unless otherwise specified or the context otherwise requires. When used in this prospectus, the term Tecstar Automotive Group refers to our wholly owned subsidiary Tecstar Automotive Group, Inc. (formerly Starcraft Corporation), and each of its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any document we file at the SEC’s public reference rooms located at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges. Also, using our website, www.qtww.com, you can access electronic copies of documents we file with the SEC, including our annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K and any amendments to those reports. Information on our website is not incorporated by reference in this prospectus. Access to those electronic filings is available as soon as practical after filing with the SEC. You may also request a copy of those filings, excluding exhibits, at no cost by writing, emailing or telephoning our principal executive office, which is:

17872 Cartwright Road

Irvine, California 92614

(949) 399-5400

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents, which we filed with the SEC pursuant to the Exchange Act, are incorporated herein by reference:

•	our Annual Report on Form 10-K for the fiscal year ended April 30, 2007, filed with the Commission on July 17, 2007;

•	the description of our common stock contained in our Form 10-12G/A filed with the SEC on July 11, 2002, including any amendment or report filed for the purpose of updating that description; and

•	all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to above.

Notwithstanding the foregoing, information that we elect to furnish, but not file, or have furnished, but not filed, with the Commission in accordance with Commission rules and regulations is not incorporated into this Registration Statement and does not constitute a part hereof.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information that we elect to furnish, but not file, or furnish, but do not file, with the Commission in accordance with Commission rules and regulations) subsequent to the date of this filing and prior to the termination of this offering shall be deemed to be incorporated in this prospectus and to be a part hereof from the date of the filing of such document. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Upon written or oral request, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. Inquiries should be directed to:

Attn: Corporate Secretary

17872 Cartwright Road

Irvine, California 92614

(949) 399-5400

FORWARD-LOOKING INFORMATION

Some of the information in this prospectus and in the documents that we incorporate by reference contains “forward-looking statements” that involve risks and uncertainties. These forward-looking statements come within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are subject to the “safe harbor” created by those sections. These statements relate to, among other things: our market and business strategies; our plans to develop and commercialize our products; our ability to provide engineering and manufacturing services to our customers; our ability to integrate acquisitions and realize expected synergies thereof; our plans to expand our customer base; our ability to establish and maintain necessary strategic relationships; our ability to maintain our competitive advantage; our ability to secure the necessary certification of our products and comply with applicable standards; our ability to establish and effectively operate our manufacturing sites; our ability to attract and retain necessary employees; our ability to protect our intellectual property; our position in our markets; government support of hydrogen vehicles and establishing infrastructure to support them; and the future growth of the fuel cell vehicle industry and specialty automotive equipment industries. All statements included in this prospectus and the documents that we incorporate by reference, other than those that are historical, are forward-looking statements. These statements include words such as “may,” “could,” “will,” “should,” “assume,” “expect,” “anticipate,” “plan,” “intend,” “believe,” “predict,” “estimate,” “forecast,” “outlook,” “potential,” or “continue,” or the negative of these terms, and other comparable terminology. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a number of risks and other factors, including those described below, elsewhere in this prospectus and in the other filings we make from time to time with the SEC.

Various risks and other factors, including those identified in this prospectus under the “Risk Factors” section beginning on Page 6 of this prospectus and those included in our other public filings, could cause actual results, and actual events that occur, to differ materially from those contemplated by the forward-looking statements.

All forward-looking statements contained in this prospectus are made only as of the date hereof. We are under no obligation—and we expressly disclaim any such obligation—to update or alter our forward-looking statements, whether as a result of new information, future events or otherwise. You should not place undue reliance on forward-looking statements.

SUMMARY

This summary highlights certain information contained elsewhere in this prospectus and in the documents incorporated into it by reference. Because it is a summary, it does not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus, including the section entitled “Risk Factors” and the documents incorporated by reference including our financial statements and related notes contained therein, before investing in our common stock.

THE COMPANY

We provide powertrain engineering, system integration, manufacturing and assembly of packaged fuel systems and battery control systems and accessories for specialty vehicles and applications including fuel cells, hybrids, alternative fuels, hydrogen refueling, new body styles, mid-cycle vehicle product enhancements and high performance engines and drive trains for Original Equipment Manufacturers (OEMs) and OEM dealer networks. We are uniquely positioned to integrate advanced fuel system, electric drive and battery control system technologies for fuel cell and hybrid vehicles based on our years of experience in vehicle-level design, vehicle electronics and system integration. We also design, engineer and manufacture hybrid and fuel cell vehicles.

We were incorporated in Delaware in October 2000 as Quantum Fuel Systems Technologies Worldwide, Inc., a wholly-owned subsidiary of IMPCO Technologies, Inc (IMPCO). On July 23, 2002, IMPCO completed a spin off of Quantum by distributing all of the stock of Quantum to stockholders of IMPCO. On March 3, 2005, we acquired all of the outstanding shares of stock of Tecstar Automotive Group. On February 8, 2007, Tecstar Automotive Group acquired Regency Conversions, Inc.

Our principal executive offices are located at 17872 Cartwright Road, Irvine, California 92614. Our telephone number at that location is (949) 399-4500. We maintain a web site at www.qtww.com. The information contained on or accessible through our web site is not part of this prospectus. Our fiscal year ends April 30.

THE OFFERING

Common stock offered	Up to 13,950,000 shares of common stock may be offered from time to time by the selling security holders. (See table below for details)

Risk Factors	See “Risk Factors” section for a discussion of factors you should carefully consider before deciding to purchase the shares of common stock offered under this prospectus.

Use of Proceeds	We will not receive any proceeds from the sale by the selling security holders of the shares covered by this prospectus.

Our common stock is quoted on The Nasdaq National Market under the symbol “QTWW”. The last reported sale price of our common stock on July 18, 2007, was $1.44 per share.

RISK FACTORS

You should careful consider the following risks and warnings before deciding to invest in our common stock. If any of the following risks actually occur, our business, financial condition, results of operations and prospects could be materially and adversely affected, and you could lose all or part of your investment. You should also refer to the other information set forth in the prospectus, including the documents incorporated by reference and our consolidated financial statements and the related notes included therein.

This prospectus and the documents incorporated into it by reference also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face that are described below, elsewhere in this prospectus and in the documents we file from time to time with the SEC.

Risks related to Liquidity and Capital Resources

We anticipate that we may need to raise additional financing to take advantage of strategic business opportunities, to complete product and application development, to expand operations, or to fund future operating activities.

Our future cash requirements will depend on numerous factors, including increasing our revenues, implementation of cost cutting initiatives, completion of our product development activities, our ability to commercialize our fuel systems for fuel cell applications and market acceptance of our products. We expect to devote substantial capital resources to fund expected losses, continue development programs and develop a manufacturing infrastructure for our products. Although we entered into a new $30.6 million credit facility on January 31, 2007 with an asset based lender and raised $18.75 million by selling 12.5 million shares of stock on June 22, 2007, and secured a $5.0 million unconditional commitment from our asset based lender on July 16, 2007 that can be drawn on through August 1, 2008, we anticipate that we may need to raise additional funds for strategic business opportunities, to achieve commercialization of our products, to develop facilities for mass production of those products, or to fund future operating activities. The amount of additional financing we may need to raise cannot be reasonably estimated at this time but will be directly related to our ability to increase revenues and successfully implement our cost reduction initiatives. We believe such financing can be adequately sourced through public or private offerings of equity or debt securities; however, we cannot provide any assurances that we will be able to secure additional funding on terms acceptable to us, if at all. If additional funds are raised through the issuance of equity securities, the percentage ownership of our then-current stockholders will be reduced. If adequate funds are not available to satisfy long-term operating and capital requirements, we may be required to limit operations in a manner inconsistent with our development and commercialization plans, which could adversely affect operations in future periods.

We have a history of operating losses and negative cash flow that may continue into the foreseeable future.

We have a history of operating losses and negative cash flow. We believe that we have a long term strategy in place that will allow us to increase revenues and reduce costs to the levels needed to operate profitably in the future. However, if we fail to execute our strategy to achieve and maintain profitability in the future, investors could lose confidence in the value of our common stock, which could cause our stock price to decline and adversely affect our ability to raise additional capital.

We have spent significant funds to develop and refine our technologies and services. We expect to continue to invest in research and development, and this investment could outpace revenue growth, which would hinder our ability to achieve and maintain profitability. Our merger with Tecstar Automotive Group may not create the benefits and results we expect, adversely affecting our strategy to achieve profitability. To achieve profitability, we will also need to, among other things, effectively integrate Tecstar Automotive Group’s business, increase our revenue base and realize economies of scale. If we are unable to achieve and maintain profitability, our stock price could be materially adversely affected.

We will need to increase the number of authorized shares of our common stock

Under our Amended and Restated Certificate of Incorporation, we have the authority to issue a total of 120,000,000 shares of all classes of stock, of which 20,000,000 may be shares of preferred stock and 100,000,000 may be shares of common stock. As of July 2, 2007, there were a total of 98.6 million shares either issued and outstanding or reserved for under outstanding warrants, options or convertible debt instruments. In order to raise additional equity financing in the future, we will need to further amend our Certificate of Incorporation to increase the number of authorized shares of capital stock. Any such amendment will require approval by a majority of our shareholders at a special or next annual meeting. We cannot provide any assurance that we will be able to obtain the required shareholder approval. If we are unable to amend our Certificate of Incorporation to increase the number of authorized shares, our ability to raise equity financing in the future will be extremely limited.

Future sales of substantial amounts of our common stock could affect its market price.

Future sales of substantial amounts of our common stock into the public market, including shares issued upon exercise of options and warrants and subsequent offerings, could adversely affect the prevailing market price of our common stock. Recently, we:

•

issued 12.5 million shares of our common stock and warrants to acquire up to 15.0 million additional shares of our common stock in a private placement that closed on June 22, 2007 (“June 2007 Private Placement”);

•

amended our convertible subordinated notes on January 31, 2007 which increased the number of shares of our common stock subject to issuance upon conversion of the notes from 2.6 million shares to 6.4 million shares and, in connection with the June 2007 Private Placement, the conversion price was reset from $2.36 to $1.35 further increasing the number of shares subject to the convertible notes to 11.1 million shares;

•

issued 6.1 million shares of our common stock and warrants to acquire up to 2,402,875 million additional shares of our common stock in a private placement that closed on October 27, 2006 and, in connection with the June 2007 Private Placement, the exercise price of the warrants was reset from $2.36 to $1.50 thereby increasing the number of shares of our common stock subject to the warrants from 2,402,875 to 3,780,524;

•	issued 4.4 million shares of our common stock and warrants to purchase up to .9 million shares in a private placement on June 29, 2006;

•	issued 21.0 million shares of our common stock to holders of shares of Tecstar Automotive Group’s common stock outstanding at the effective time of the merger; and

•	issued 1.8 million shares of our common stock in connection with our acquisition of Regency.

With respect to each of the foregoing transactions, we also filed or agreed to file registration statements on Form S-3 to permit the resale of shares of our common stock (and, where indicated, warrants) that we issued in connection with such transactions.

To the extent that holders of a significant number of shares of our common stock choose to liquidate their investments in us, sales of such shares could have a negative impact upon the price of our common stock, particularly in the short term.

The market price and trading volume of our common stock may be volatile.

Prior to July 2002, there was no trading market for our common stock. Since our common stock began trading in July 2002, its market price and trading volume have been volatile. The market price of our common stock could continue to fluctuate significantly for many reasons, including in response to the risk factors described in this annual report or for reasons unrelated to our specific performance. In recent years, the stock market has experienced extreme price and volume fluctuations. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance and may adversely affect the market price and trading volume of our common stock. Prices for our common stock may also be influenced by the depth and liquidity of the market for our common stock, investor perceptions about us and our business, our future financial results, the absence of cash dividends on our common stock and general economic and market conditions. In the past, securities class action litigation has often been instituted against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and could divert our management and other resources.

Other Risks Related to our Business

We depend on our sales to and contracts with General Motors for a substantial portion of our revenue.

During fiscal 2005, 2006 and 2007, our revenue related to product sales to and contracts with General Motors and its affiliates represented approximately 77%, 82% and 57%, respectively, of our total revenue for these years. A substantial portion of our revenues over the last three fiscal years with General Motors related to second-stage assembly and natural gas programs. Our arrangements with General Motors generally are non-exclusive, have no long-term volume commitments and are often done on a purchase order basis. We cannot be certain that General Motors and its affiliates will continue to purchase our products. Our second stage assembly agreements and natural gas programs with General Motors related primarily to General Motors’ T800 platform and expired in April 2006 and November 2006, respectively. As of April 30, 2007, we have not been awarded any significant second stage assembly programs related to General Motors’ T900 platform nor has General Motors awarded us any new natural gas programs. We cannot provide any assurances that such programs will be awarded to us in the future. If General Motors does not award us new second stage assembly and natural gas programs or were to otherwise cease doing business with us or significantly reduce or delay its purchases from us and we are not able to replace the lost revenues with business from other Original Equipment Manufacturers (OEMs) or our own direct to market business, our business, financial condition and results of operations could be materially adversely affected.

To continue to compete effectively for General Motors’ business, we must continue to satisfy its pricing, service, technology and increasingly stringent quality and reliability requirements. Further, General Motors continues to put significant pressure on its suppliers to reduce costs on an annual basis. While we intend to focus our efforts on retaining and winning business from General Motors, we cannot assure you that we will succeed in doing so. To the extent we do not maintain our existing level of business with General Motors, we will need to attract new customers. To that end, we intend to aggressively pursue second stage assembly and dual-invoice programs from other domestic and foreign OEM’s, but we cannot assure you that we will succeed in getting such business. If we are unsuccessful in maintaining our General Motors business or expanding our revenue base, our business, financial condition and results of operations could be materially adversely affected.

Our Quantum Fuel Systems business revenue depends to a significant extent on our relationship with General Motors and General Motors’ commitment to the commercialization of fuel cell vehicles.

Our strategic alliance with General Motors became effective upon our spin-off from IMPCO. Our business and results of operations would be materially adversely affected if General

Motors were to terminate its relationship with us. Our ability to sell our products to the fuel cell automotive OEM markets depends to a significant extent upon General Motors’ and its partners’ worldwide sales and distribution network and service capabilities. Any change in strategy by General Motors with respect to fuel cells could harm our business by reducing or eliminating a substantial portion of our sales, whether as a result of market, economic or competitive pressures, including any decision by General Motors:

•	to alter its commitment to our fuel storage, fuel delivery and electronic control technology in favor of other competing technologies;

•	to exit the automotive OEM alternative fuel or fuel cell markets;

•	to develop fuel cells or alternative fuel systems targeted at different application markets from ours; or

•	to focus on different energy product solutions.

In addition, pursuant to our agreement with General Motors, we are required to spend $4.0 million annually on joint research and development projects directed by General Motors over a ten-year term that commenced in July 2002. Since this commitment was waived or partially waived by General Motors for calendar years 2002 through 2006, we anticipate that this commitment will be waived or partially waived in the future, but we cannot assure you that General Motors will continue to waive it in full or in part in the future. The annual commitment under our agreement with General Motors could be financially burdensome and may impact our ability to achieve profitability in the future. Where intellectual property is developed pursuant to this alliance, we have committed to provide certain exclusive or non-exclusive licenses in favor of General Motors, and in some cases the developed intellectual property will be jointly owned. As a result of such licenses, we may be limited or precluded, as the case may be, in the exploitation of such intellectual property rights.

Our revenue is highly concentrated among a small number of customers.

A large percentage of our revenue is typically derived from a small number of customers and we expect this trend to continue. Our customer arrangements generally are non-exclusive, have no long-term volume commitments and are often done on a purchase order basis. We cannot be certain that customers that have accounted for significant revenue in past periods will continue to purchase our products. Accordingly, our revenue and results of operations may vary substantially from period to period. We are also subject to credit risk associated with the concentration of our accounts receivable from our customers. If one or more of our significant customers were to cease doing business with us, significantly reduce or delay its purchases from us or fail to pay us on a timely basis, our business, financial condition and results of operations could be materially adversely affected.

Our business depends on the growth of the specialty vehicle and hydrogen economy markets.

Our future success depends on the continued expansion of the specialty vehicle and hydrogen markets. The specialty vehicle market has grown significantly over the past several years, especially with automotive manufacturers developing second-stage assembly programs for popular vehicle platforms. Our specialty vehicle and second stage assembly programs primarily involve upfitting and modification of sport utility vehicles, pick-up trucks and high performance vehicles. The market for these types of vehicles are influenced by and our sales may be negatively impacted by a number of factors some of which include the level of consumer disposable income, OEM plant shutdowns, model year changeovers, interest rates, and gasoline prices.

Additionally, we cannot assure you that the markets for fuel cells or hydrogen-based vehicles will gain broad acceptance or, if they do, that they will result in increased sales of our advanced fuel system products. Our business depends on auto manufacturers’ timing for pre-production development programs and commercial production. If there are delays in the advancement of OEM fuel cell technologies or in our OEM customers’ internal plans for commercialization, our financial results could be adversely affected.

Realization of the benefits we expected from our Merger with Tecstar Automotive and Regency Conversions may not occur.

The success of our merger with Tecstar Automotive and Regency Conversions, Inc. will depend in large part on the success of our management in integrating the operations, technologies and personnel of the two companies. Our failure to meet the challenges involved in successfully integrating the operations of Tecstar Automotive and Regency into our other operations or otherwise to realize any of the anticipated benefits of the merger could seriously harm our results of operations. In addition, the overall integration of the two companies may result in unanticipated operations problems, expenses, liabilities and diversion of management’s attention. The challenges involved in this integration include the following:

•	successfully integrating each company’s operations, technologies, products and services;

•	demonstrating to the customers of each of Quantum and Tecstar Automotive that the mergers will not result in adverse changes in business focus;

•	coordinating and integrating system and power train engineering activities to fully leverage each company’s capabilities;

•	coordinating and rationalizing research and development activities to enhance introduction of new products and technologies with reduced cost;

•	preserving distribution, marketing or other important relationships of both Quantum and Tecstar Automotive and resolving potential conflicts that may arise;

•	assimilating the personnel of both companies and integrating the business cultures of the companies;

•	realizing the expected cost savings associated with combining the companies in the merger;

•	maintaining employee morale and motivation; and

•	reducing the administrative and public company costs associated with Tecstar Automotive’s operations.

We may not be able to successfully integrate our operations in a timely manner, or at all. Realization of the anticipated benefits or synergies or the mergers has taken longer than originally anticipated. As a result, we incurred at $72.3 million goodwill impairment charge in the second quarter of fiscal year 2007 primarily related to the fact that we have not yet realized the expected benefits from our acquisition of Tecstar Automotive Group to the extent and within the timeframe originally anticipated. The anticipated benefits and synergies include complementary revenue streams, a strengthened position as a full service Tier 1 OEM supplier, an enhanced ability to leverage each company’s power train integration capabilities, a broader organization and an expanded geographic footprint, a stronger operational base, enriched cross-selling opportunities, and an increased profile within the financial community. These anticipated benefits and synergies are based on assumptions, not actual experience, and assume a successful integration. In addition to the potential integration challenges discussed above, our ability to realize these benefits and synergies could be adversely impacted to the extent that Quantum’s or Tecstar Automotive Group’s relationships with existing or potential customers, suppliers or strategic partners is adversely affected as a consequence of the merger, or, by practical or legal constraints on our ability to combine operations or implement workforce reductions. Furthermore, financial projections based on the same assumptions may not be correct if the underlying assumptions prove to be incorrect.

Our financial results could suffer if the remaining goodwill and other intangible assets we acquired in our merger with Tecstar Automotive and Regency Conversions become impaired, or as a result of costs associated with our merger with Tecstar Automotive.

Despite the goodwill impairment charge, approximately 53% of our total assets at April 30, 2007 are goodwill and other intangibles, of which approximately $33.9 million is goodwill and $55.4 million is other intangibles, a substantial portion of which is customer related intangibles related to our relationship with General Motors.

We periodically evaluate for impairment of our long-live assets, particularly our goodwill and intangible assets relating to our acquisitions of Tecstar Automotive and Regency and the intangible asset relating to our strategic alliance with General Motors. In accordance with the Financial Accounting Standards Board’s Statement No. 142, Goodwill and Other Intangible Assets, goodwill is not amortized but is reviewed for impairment annually, or more frequently if impairment indicators arise. Other intangibles are also reviewed at least annually or more frequently, if certain conditions exist, and may be amortized. As disclosed previously, we incurred a $72.3 million goodwill impairment charge in the second quarter of fiscal year 2007 primarily to our failure to realize the expected benefits from our acquisition of Tecstar Automotive to the extent and within the timeframe initially anticipated.

We believe that we may incur additional charges to operations in the future, which are not currently reasonably estimable, to reflect costs associated with integrating Quantum, Tecstar Automotive and Regency.

We could become subject to stockholder litigation associated with our merger with Tecstar Automotive and the restatement of our financial statements.

Stockholders of companies involved in mergers sometimes file lawsuits that allege, among other things, improprieties in the manner in which the merger was approved or executed. Also, stockholder’s sometimes file lawsuits when a company restates its financial statements. On June 14, 2006, we filed with the SEC an amended Annual Report on Form 10-K/A for our fiscal year ended April 30, 2005 and an amended Quarterly Report for the fiscal quarter ended January 31, 2006. We are not aware of any claims or potential claims with respect to our merger with Tecstar Automotive Group or financial statement restatement, but such claims could arise in the future. Any such claims, whether or not resolved in our favor, could divert our management and other resources from the operation of our business and otherwise result in unexpected and substantial expenses that adversely and materially impact our operating results.

The cyclical nature of automotive production and sales, particularly those of General Motors, could adversely affect our Tecstar Automotive Group business.

Tecstar Automotive Group’s OEM automotive supply sales are directly impacted by the health of the automotive industry and, in particular, General Motors’ market share, particularly in the market for pick-up trucks and sport utility vehicles. Automobile production and sales are highly cyclical and depend on general economic and social conditions and other factors, including consumer spending, interest rates, gasoline prices, environmental concerns, foreign oil dependency concerns and customer preferences. In addition, automotive production can be affected by labor relations issues, regulatory requirements, trade agreements, and other factors, not only at the OEM level but also at the supplier level. For example, a strike by the union workforce at Delphi could have a crippling effect on General Motor’s production, which in turn could adversely affect our business. Furthermore, OEMs periodically reduce production or close plants for periods of up to several months for model changeovers. Declines in sales in the automotive market, or production cutbacks and plant shut downs, particularly at General Motors, could have an adverse impact on our Tecstar Automotive Group business.

We may never be able to introduce commercially viable hydrogen products and systems.

We do not know whether or when we will successfully introduce commercially viable fuel storage, fuel delivery or electronic control products for alternative propulsion systems. We have produced and are currently demonstrating a number of test and evaluation systems and are continuing efforts to decrease the costs of these systems and to improve their overall functionality and efficiency. However, we must complete substantial additional research and development on these hydrogen and hybrid systems before we can introduce commercially viable hydrogen products and systems. Even if we are able to do so, these efforts will still depend upon the success of other companies in producing related and necessary products for use in conjunction with commercially viable fuel cells, hybrids and other hydrogen applications.

A mass market for hydrogen fuel cell products and systems may never develop or may take longer to develop than anticipated.

Fuel cell and hydrogen systems represent emerging technologies, and we do not know whether consumers will adopt these technologies on a large scale or whether OEMs will incorporate these technologies into their products. In particular, if a mass market fails to develop, or develops more slowly than anticipated, for hydrogen powered transportation applications, we may be unable to recover our expenditures to develop our fuel systems for hydrogen applications and may be unable to achieve or maintain profitability, any of which could negatively impact our business. Estimates for the development of a mass market for fuel cell products and systems have lengthened in recent years. Many factors that are beyond our control may have a negative effect on the development of a mass market for fuel cells and our fuel systems for hydrogen applications. These factors include the following:

•	cost competitiveness and physical size of fuel cell systems and “balance of plant” components;

•	availability, future costs and safety of hydrogen, natural gas and other potential fuel cell fuels;

•	consumer acceptance of hydrogen or alternative fuel products;

•	government funding and support for the development of hydrogen vehicles and hydrogen fuel infrastructure;

•	the willingness of OEMs to replace current technology;

•	consumer perceptions of hydrogen systems;

•	regulatory requirements; and

•	emergence of newer, breakthrough technologies and products within the automotive industry.

Evolving customer design requirements, product specifications and testing procedures could cause order delays or cancellations.

We have experienced delays in shipping our products as a result of changing customer specifications and testing procedures. Due to the dynamic nature of hydrogen fuel cell and hybrid technology, changes in specifications are common and may continue to result in delayed shipments, order cancellations or higher production costs. Evolving design requirements or product specifications may adversely affect our business or financial results.

Higher gasoline prices, higher interest rates and/or decreases in the level of disposable consumer income could adversely affect the demand for the products of our Tecstar Automotive Group business.

Tecstar Automotive Group is heavily dependent on consumer demand for large trucks and SUVs. Continued increases in the price of gasoline could reduce demand for these types of products. Additionally, since many consumers finance their purchase of vehicles, the availability of financing and level of interest rates can affect a consumer’s purchasing decision. A decline in general economic conditions, consumer confidence or the level of disposable consumer income would be expected to adversely affect the sales of our Tecstar Automotive Group business.

Our ability to design and manufacture fuel systems for fuel cell, hydrogen and hybrid applications that can be integrated into OEM products will be critical to our business.

We currently offer packaged fuel systems, which include tanks, brackets, electronics, software and other components required to allow these products to operate in fuel cells, hybrids, or other alternative fuel applications. Customers for these systems require that these products meet strict OEM standards that can vary by jurisdiction. Compliance with these requirements has resulted in increased development, manufacturing, warranty and administrative costs. A significant increase in these costs could adversely affect our business, results of operations and financial condition. If we fail to meet OEM specifications on a timely basis, our existing or future relationships with OEMs may be harmed, which would have a material adverse effect on our business, results of operations and financial condition.

To be commercially viable, our products and systems must be integrated into products manufactured by OEMs. We can offer no assurance that OEMs will manufacture appropriate products or, if they do manufacture such products, that they will choose to use our fuel cell products and systems. Any integration, design, manufacturing or marketing problems encountered by OEMs could adversely affect the market for our fuel cell products and systems and our business, results of operations and financial condition.

We depend on third-party suppliers for the supply of materials and components for our products.

A supplier’s failure to supply materials or components in a timely manner, or to supply materials and components that meet our quality, quantity or cost requirements, or our inability to obtain substitute sources for these materials and components in a timely manner or on terms acceptable to us, could harm our ability to manufacture fuel systems for our fuel cell applications and other products. In particular, components that we integrate in our hydrogen fuel regulation systems need to be compatible with hydrogen. To the extent materials need to be tested and replaced to ensure compatibility, we may experience delays in shipping our hydrogen fuel regulation systems or complete packaged fuel systems. Additionally, a delay in the delivery of components or materials used in our products, such as high-strength fiber, from our current suppliers or a change to other suppliers would likely delay the production of our products that use those components or materials, which could negatively impact our business, results of operations and financial condition.

The terms and enforceability of many of our strategic partner relationships are uncertain.

We have entered into relationships with strategic partners for design, product development and distribution of our existing products, and products under development, some of which may not have been documented by a definitive agreement. Where definitive agreements govern the relationships between us and our partners, the terms and conditions of many of these agreements allow for termination by the partners. Termination of any of these agreements could adversely affect our ability to design, develop and distribute these products to the marketplace. In many cases, these strategic relationships are governed by a memorandum of understanding or a letter of intent. We cannot assure you that we will be able to successfully negotiate and execute definitive agreements with any of these potential partners, and failure to do so may effectively terminate the relevant relationship.

We currently face and will continue to face significant competition.

Our products face and will continue to face significant competition. New developments in technology may negatively affect the development or sale of some or all of our products or make our products uncompetitive or obsolete. Other companies, many of which have substantially greater resources, are currently engaged in the development of products and technologies that are similar to, or may be competitive with, certain of our products and technologies.

Because the fuel cell has the potential to replace existing power sources, competition for fuel cell products will come from current power technologies, from improvements to current power technologies and from new alternative power technologies. Increases in the market for alternative fueled vehicles may cause OEMs to find it advantageous to develop and produce their own fuel management equipment rather than purchase the equipment from us. In addition, greater acceptance of alternative fuel engines or fuel cells may result in new competitors. Furthermore, there are competitors, including OEMs, working on developing other fuel cell technologies in our targeted markets. A large number of corporations, national laboratories and universities in the United States, Canada, Europe and Japan possess fuel cell technology and/or are actively engaged in the development and manufacture of fuel cells. Each of these competitors has the potential to capture market share in various markets, which would have a material adverse effect on our position in the industry and our business, results of operations and financial condition. Many of our competitors have financial resources, customer bases, businesses or other resources which give them significant competitive advantages.

We depend on our intellectual property, and our failure to protect that intellectual property could adversely affect our future growth and success.

Our failure to protect our existing intellectual property rights may result in the loss of exclusivity or the right to use our technologies. If we do not adequately ensure our freedom to use certain technology, we may have to pay others for rights to use their intellectual property, pay damages for infringement or misappropriation, and/or be enjoined from using such intellectual property.

We have not conducted formal evaluations to confirm that our technology and products do not or will not infringe upon the intellectual property rights of third parties. As a result, we cannot be certain that our technology and products do not or will not infringe upon the intellectual property rights of third parties. If infringement were to occur, our development, manufacturing, sales and distribution of such technology or products may be disrupted.

We rely on patent, trade secret, trademark and copyright law to protect our intellectual property. Our patent position is subject to complex factual and legal issues that may give rise to uncertainty as to the validity, scope and enforceability of a particular patent. Accordingly, we cannot assure you that any of the patents we have filed or other patents that third parties license to us will not be invalidated (especially in light of the potentially adverse implications of our abandoned reissue application and agreement with Dynetek Industries Ltd. in which we agreed not to assert claims with respect to our in-tank regulator patent), circumvented, challenged, rendered unenforceable, or licensed to others or that any of our pending or future patent applications will be issued with the breadth of claim coverage we seek, if issued at all.

Effective patent, trademark, copyright and trade secret protection may be unavailable, limited or not applied for in certain foreign countries. For instance, it may be difficult for us to enforce certain of our intellectual property rights against third parties who may have inappropriately acquired interests in our intellectual property rights by filing unauthorized trademark applications in foreign countries to register our marks because of their familiarity with our business in the United States.

Some of our proprietary intellectual property is not protected by any patent or patent application, and, despite our precautions, it may be possible for third parties to obtain and use such intellectual property without authorization. We have generally sought to protect such proprietary intellectual property in part by confidentiality agreements and, if applicable, inventors’ rights agreements with strategic partners and employees, although such agreements have not been put in place in every instance. We cannot guarantee that these agreements adequately protect our trade secrets and other intellectual property or proprietary rights. In addition, we cannot assure you that these agreements will not be breached, that we will have adequate remedies for any breach or that such persons or institutions will not assert rights to intellectual property arising out of these relationships. Furthermore, the steps we have taken and may take in the future may not prevent misappropriation of our solutions or technologies, particularly in respect of officers and employees who are no longer employed by us or in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States.

Our failure to obtain or maintain the right to use certain intellectual property may negatively affect our business.

Our future success and competitive position depends in part upon our ability to obtain or maintain certain proprietary intellectual property used in our principal products. This may be achieved, in part, by prosecuting claims against others who we believe are infringing our rights and by defending claims of intellectual property infringement brought by others. While we are not currently engaged in any material intellectual property litigation, in the future we may commence lawsuits against others if we believe they have infringed our rights, or we may become subject to lawsuits alleging that we have infringed the intellectual property rights of others. For example, to the extent that we have previously incorporated third-party technology and/or know-how into certain products for which we do not have sufficient license rights, we could incur substantial litigation costs, be forced to pay substantial damages or royalties, or even be forced to cease sales in the event any owner of such technology or know-how were to challenge our subsequent sale of such products (and any progeny thereof). In addition, to the extent that we discover or have discovered third-party patents that may be applicable to products or processes in development, we may need to take steps to avoid claims of possible infringement, including obtaining non-infringement or invalidity opinions and, when necessary, re-designing or re-engineering products. However, we cannot assure you that these precautions will allow us to successfully avoid infringement claims. Our involvement in intellectual property litigation could result in significant expense to us, adversely affect the development of sales of the challenged product or intellectual property and divert the efforts of our technical and management personnel, whether or not such litigation is resolved in our favor. In the event of an adverse outcome in any such litigation, we may, among other things, be required to:

•	pay substantial damages;

•	cease the development, manufacture, use, sale or importation of products that infringe upon other patented intellectual property;

•	expend significant resources to develop or acquire non-infringing intellectual property;

•	discontinue processes incorporating infringing technology; or

•	obtain licenses to the infringing intellectual property.

We cannot assure you that we would be successful in any such development or acquisition or that any such licenses would be available upon reasonable terms, if at all. Any such development, acquisition or license could require the expenditure of substantial time and other resources and could have a material adverse effect on our business, results of operations and financial condition.

We have limited experience manufacturing fuel systems for fuel cell and hydrogen applications on a commercial basis.

To date, we have limited experience manufacturing fuel systems for fuel cell, hybrid and hydrogen applications on a commercial basis. In order to produce fuel systems at affordable prices, we will have to produce fuel systems through high volume automated processes. We do not know whether we will be able to develop efficient, automated, low-cost manufacturing capability and processes that will enable us to meet the quality, price, engineering, design and production standards, or production volumes required to successfully mass market our fuel systems for fuel cell and hydrogen applications. Even if we are successful in developing our high volume manufacturing capability and processes, we do not know whether we will do so in time to meet our product commercialization schedules or to satisfy the requirements of customers. Our failure to develop such manufacturing processes and capabilities could have a material adverse effect on our business, results of operations and financial condition.

We may not meet our product development and commercialization milestones.

We have product development programs that are in the pre-commercial stage. The success of each product development program is highly dependent on our correct interpretation of commercial market requirements, and our translation of those requirements into applicable product specifications and appropriate development milestones. If we have misinterpreted market requirements, or if the requirements of the market change, we may develop a product that does not meet the cost and performance requirements for a successful commercial product. In addition, if we do not meet the required development milestones, our commercialization schedules could be delayed, which could result in potential purchasers of these products declining to purchase additional systems or choosing to purchase alternative technologies. Delayed commercialization schedules may also impact our cash flow, which could require increased funding.

Our business could suffer if we fail to attract and maintain key personnel.

Our future depends, in part, on our ability to attract and retain key personnel, including engineers, technicians, machinists and management personnel. For example, our research and development efforts depend on hiring and retaining qualified engineers. Competition for highly skilled engineers is extremely intense, and we may experience difficulty in identifying and hiring qualified engineers in many areas of our business. Our future also depends on the continued contributions of our executive officers and other key management and technical personnel, each of whom would be difficult to replace. In connection with our merger with Tecstar Automotive Group, we may face challenges in integrating the personnel and management of our companies. We do not maintain a key person life insurance policy on our chief executive officer, our chief financial officer or any other officer. The loss of the services of one or more of our senior executive officers or key personnel, or the inability to continue to attract qualified personnel, could delay product development cycles or otherwise materially harm our business, results of operations and financial condition.

We may be adversely affected by labor disputes.

Labor disputes may occur at OEM and critical OEM supplier facilities, which may adversely affect our business, particularly our Tecstar Automotive Group business. As our

Tecstar Automotive Group business becomes more dependent on vehicle conversion programs with OEMs, we will become increasingly dependent on OEM production and the associated labor forces at OEM and critical OEM supplier sites. Labor unions represent most of the labor forces at OEM facilities and critical OEM suppliers. Labor disputes could occur at OEM or critical supplier facilities, which could adversely impact our direct OEM product sales. Additionally, we may be subject to work slowdowns or stoppages from time to time.

We may be subject to warranty claims, and our provision for warranty costs may not be sufficient.

We may be subject to increased warranty claims due to longer warranty periods. In response to consumer demand, vehicle manufacturers have been providing, and may continue to provide, increasingly longer warranty periods for their products. As a consequence, these manufacturers require their suppliers, such as us, to provide correspondingly longer product warranties. As a result, we could incur substantially greater warranty claims in the future.

Our business may be subject to product liability claims or product recalls, which could be expensive and could result in a diversion of management’s attention.

The automotive industry experiences significant product liability claims. As a supplier of products and systems to automotive OEMs, we face an inherent business risk of exposure to product liability claims in the event that our products, or the equipment into which our products are incorporated, malfunction and result in personal injury or death. We may be named in product liability claims even if there is no evidence that our systems or components caused the accidents. Product liability claims could result in significant losses as a result of expenses incurred in defending claims or the award of damages. The sale of systems and components for the transportation industry entails a high risk of these claims. In addition, we may be required to participate in recalls involving these systems if any of our systems prove to be defective, or we may voluntarily initiate a recall or make payments related to such claims as a result of various industry or business practices or the need to maintain good customer relationships. Our other products may also be subject to product liability claims or recalls. We cannot assure you that our product liability insurance will be sufficient to cover all product liability claims, that such claims will not exceed our insurance coverage limits or that such insurance will continue to be available on commercially reasonable terms, if at all. Any product liability claim brought against us could have a material adverse effect on our reputation and business.

Our insurance may not be sufficient.

We carry insurance that we consider adequate in regard to the nature of the covered risks and the costs of coverage. We are not fully insured against all possible risks, nor are all such risks insurable.

Our business may become subject to future product certification regulations, which may impair our ability to market our products.

We must obtain product certification from governmental agencies, such as the U.S. Environmental Protection Agency and the California Air Resources Board, to sell certain of our products in the United States and internationally. A significant portion of our future sales will depend upon sales of fuel management products that are certified to meet existing and future air quality and energy standards. We cannot assure you that our products will continue to meet these standards. The failure to comply with these certification requirements could result in the recall of our products or in civil or criminal penalties.

We anticipate that regulatory bodies will establish certification procedures and impose regulations on fuel cell enabling technologies, which may impair our ability to distribute, install and service these systems. Any new government regulation that affects our advanced fuel technologies, whether at the foreign, federal, state or local level, including any regulations relating to installation and servicing of these systems, may increase our costs and the price of our systems. As a result, these regulations may have a negative impact on our business, results of operations and financial condition.

Failure to comply with applicable environmental and other laws and regulations could adversely affect our business and harm our results of operations.

We use hazardous materials in our research and development and manufacturing processes, and as a result are subject to federal, state, local and foreign regulations governing the use, storage, handling and disposal of these materials and hazardous waste products that we generate. Although we believe that our procedures for using, handling, storing and disposing of hazardous materials comply with legally prescribed standards, we cannot completely eliminate the risk of contamination or injury resulting from hazardous materials and we may incur liability as a result of any such contamination or injury. In the event of an accident, including a discharge of hazardous materials into the environment, we could be held liable for damages or penalized with fines, and the liability could exceed our insurance and other resources. We have also incurred and may continue to incur expenses related to compliance with environmental laws. Such future expenses or liability could have a significant negative impact on our business, financial condition and results of operations. Further, we cannot assure you that the cost of complying with these laws and regulations will not materially increase in the future.

We are also subject to various other federal, state, local and foreign laws and regulations. Failure to comply with applicable laws and regulations, including new or revised safety or environmental standards, could give rise to significant liability and require us to incur substantial expenses and could materially harm our results of operations.

New technologies could render our existing products obsolete.

New developments in technology may negatively affect the development or sale of some or all of our products or make our products obsolete. A range of other technologies could compete with fuel cell, hydrogen, or alternative fuel technologies on which our automotive OEM business is currently focused, including electric vehicles, and methanol-based fuel cell vehicles that require fuel reformation. Our success depends upon our ability to design, develop and market new or modified fuel cell and hydrogen products and systems, as well as fuel storage, fuel delivery and electronic control products for fuel cells and internal combustion engines. Our inability to enhance existing products in a timely manner or to develop and introduce new products that incorporate new technologies, conform to increasingly stringent emission standards and performance requirements and achieve market acceptance in a timely manner could negatively impact our competitive position. New product development or modification is costly, involves significant research, development, time and expense and may not necessarily result in the successful commercialization of any new products.

Changes in environmental policies could hurt the market for our products.

The market for fuel cell and alternative fuel vehicles and equipment and the demand for our products are driven, to a significant degree, by local, state and federal regulations that relate to air quality, greenhouse gases and pollutants, and that require the purchase of motor vehicles and equipment operating on alternative fuels or fuel cells. Similarly, foreign governmental regulations also affect our international business. These laws and regulations may change, which could result in transportation or equipment manufacturers abandoning or delaying their interest in alternative fuel and fuel cell powered vehicles or equipment. In addition, a failure by authorities to enforce current domestic and foreign laws or to adopt additional environmental laws could limit the demand for our products.

Although many governments have identified as a significant priority the development of alternative energy sources, and fuel cells in particular, we cannot assure you that governments will not change their priorities or that any change they make would not materially affect our revenue or the development of our products.

The development of uniform codes and standards for hydrogen fuel cell vehicles and related hydrogen refueling infrastructure may not develop in a timely fashion.

Uniform codes and standards do not currently exist for fuel cell systems, fuel cell components or the use of hydrogen as a vehicle fuel. Establishment of appropriate codes and standards is a critical element to allow fuel cell system developers, fuel cell component developers and hydrogen storage and handling companies to develop products that will be accepted in the marketplace.

All fuels, including hydrogen, pose significant safety hazards, and hydrogen vehicles have not yet been widely used under “real-world” driving conditions. Ensuring that hydrogen fuel is safe to use by the car-driving public requires that appropriate codes and standards be established that will address certain characteristics of hydrogen and the safe handling of hydrogen fuels.

The development of fuel cell and hydrogen fuel applicable standards is being undertaken by numerous organizations, including the American National Standards Institute, the American Society of Mechanical Engineers, the European Integrated Hydrogen Project, the International Code Council, the International Standards Organization, the National Fire Protection Association, the National Hydrogen Association, the Society of Automotive Engineers, the Canadian Standards Association, the American National Standards Institute and the International Electrotechnical Commission. Given the number of organizations pursuing hydrogen and fuel cell codes and standards, it is not clear whether universally accepted codes and standards will result and, if so, when.

Although many organizations have identified as a significant priority the development of codes and standards, we cannot assure you that any resulting codes and standards would not materially affect our revenue or the commercialization of our products.

Our future operating results may fluctuate, which could result in a lower price for our common stock.

The market price of our common stock may decline below currently prevailing levels. The market price of our common stock may be adversely affected by numerous factors, including:

•	actual or anticipated fluctuations in our operating results;

•	changes in financial estimates by securities analysts; and

•	general market conditions and other factors.

Our future operating results may fluctuate significantly depending upon a number of factors, including general industry conditions.

If we fail to maintain adequate internal controls we may not be able to produce reliable financial reports in a timely manner or prevent financial fraud.

We are required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent auditors addressing these assessments. As a result of our mergers with Tecstar Automotive Group and Regency, our internal controls include the internal controls of both of these companies, their subsidiaries and Quantum. Our internal controls will also include those of any company or business that we acquire in the future. Acquired companies or businesses are likely to have different standards, controls, contracts, procedures and policies, making it more difficult to implement and harmonize company-wide financial, accounting, information and other systems. During the course of our testing we may identify deficiencies that we may not be able to remediate in time to meet the deadlines imposed by the Sarbanes-Oxley Act of 2002. If we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. Moreover, effective internal controls are necessary for us to produce reliable financial reports and are important in helping prevent financial fraud. If we cannot provide reliable financial reports on a timely basis or prevent financial fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our stock could be negatively affected.

Past acquisitions and any future acquisitions or transactions may not be successful.

We have consummated and may continue to consummate acquisitions in order to provide increased capabilities to its existing products, supply new products and services or enhance its distribution channels. We expect to continue to make strategic acquisitions of, and investments in, other businesses that offer complementary products, services and technologies, augment our market segment coverage, geographic locations, or enhance our technological capabilities. We may also enter into strategic alliances or joint ventures to achieve these goals. If we fail to integrate acquired businesses successfully into our existing businesses, or incur unforeseen expenses in consummating future acquisitions, we could incur unanticipated expenses and losses.

We cannot assure you that we will be able to identify suitable acquisition, investment, alliance, or joint venture opportunities or that we will be able to consummate any such transactions or relationships on terms and conditions acceptable to us, or that such transactions or relationships will be successful.

Any transactions or relationships will be accompanied by the risks commonly encountered with those matters. Risks that could have a material adverse affect on our business, results of operations or financial condition include, among other things:

•	the difficulty of assimilating the operations and personnel of acquired businesses;

•	the potential disruption of our ongoing business;

•	the distraction of management from our business;

•	the unexpected loss of customers of the acquired business;

•	the potential inability of management to maximize our financial and strategic position as a result of an acquisition;

•

the potential for costs and delays in implementing, and the potential difficulty in maintaining uniform standards, controls, procedures and policies, including the integration of different information systems;

•	the impairment of relationships with employees and customers as a result of any integration of new management personnel;

•	the risk of entering market segments in which we have no or limited direct prior experience and where competitors in such market segments have stronger market segment positions;

•	the risk that there could be deficiencies in the internal control of any acquired company or investments that could result in a material weakness in our overall internal controls taken as a whole;

•	the potential loss of key employees of an acquired company; and

•	the potential dilution of earnings through acquisitions and options granted to employees of acquired companies or businesses

Future acquisitions could result in our incurrence of additional debt and contingent liabilities, including environmental, tax or other liabilities. These liabilities could have a material adverse effect on our business, our ability to generate cash and ability to make required payments on our debt.

Our recent acquisitions and any future acquisitions could harm our operating results and share price.

Any acquisitions could materially harm our operating results as a result of issuances of dilutive equity securities or payment of cash. In addition, the purchase price of any acquired businesses may exceed the current fair values of the net tangible assets of the acquired businesses. As a result, we would be required to record material amounts of goodwill, and other intangible assets, which could result in significant impairment and amortization expense in future periods. These charges, in addition to the results of operations of such acquired businesses, could have a material adverse effect on our business, financial condition, cash flows and results of operations. We cannot forecast the number, timing or size of future acquisitions, or the effect that any such acquisitions might have on our operating or financial results.

The disposition of businesses that do not fit with our evolving strategy can be highly uncertain.

We will continue to evaluate the potential disposition of assets and businesses that are not profitable or may no longer help us meet our objectives. On June 28, 2007, we announced that we have engaged an investment banker to assist us with evaluating strategic alternatives for our Tecstar Automotive Group segment which could include a sale of all or part of that business segment. When we decide to sell assets or a business, we may encounter difficulty in finding buyers or alternative exit strategies on acceptable terms in a timely manner, which could delay the accomplishment of our strategic objectives, or we may dispose of a business at a price or on terms that are less than we had anticipated. In addition, there could be considerable costs and expenses incurred in connection with any such disposal of a business. Also, there is a risk that we sell a business whose subsequent performance exceeds our expectations, in which case our decision would have potentially sacrificed enterprise value. Conversely, we may be too optimistic about a particular business’s prospects, in which case we may be unable to find a buyer at a price acceptable to us and therefore may have potentially sacrificed enterprise value.

Provisions of Delaware law and of our amended and restated certificate of incorporation and amended and restated bylaws may make a takeover or change in control more difficult.

Provisions in our amended and restated certificate of incorporation and amended and restated bylaws, and of Delaware corporate law, may make it difficult and expensive for a third party to pursue a tender offer, change in control or takeover attempt that our management and Board of Directors oppose. Public stockholders that might desire to participate in one of these transactions may not have an opportunity to do so. Our amended and restated certificate of incorporation and amended and restated bylaws provide for the following:

•	a staggered Board of Directors, which makes it difficult for stockholders to change the composition of the Board of Directors in any one year;

•

the exclusive right of the Board of Directors to change the number of directors and fill vacancies on the Board of Directors, which could make it more difficult for a third party to obtain control of the Board of Directors;

•

authorizing the issuance of preferred stock which can be created and issued by the Board of Directors without prior stockholder approval, commonly referred to as “blank check” preferred stock, with rights senior to those of our common stock, which could make it more difficult or expensive for a third party to obtain voting control of us;

•	advance notice requirements for director nominations or other proposals at stockholder meetings;

•	prohibiting stockholder action by written consent, which could delay a third party from pursuing an acquisition; and

•

requiring the affirmative vote of holders of at least two-thirds of our outstanding voting stock to amend certain provisions in our amended and restated certificate of incorporation and amended and restated bylaws, and requiring the affirmative vote of 80% of our outstanding voting stock to amend certain other provisions of our amended and restated certificate of incorporation and amended and restated bylaws, which could make it more difficult for a third party to remove the provisions we have included to prevent or delay a change of control.

These anti-takeover provisions could substantially impede the ability of public stockholders to benefit from a change in control or to change our management and the Board of Directors.

USE OF PROCEEDS

Proceeds from the sale of the shares of common stock offered pursuant to this prospectus are solely for the account of the selling security holders. Accordingly, we will not receive any proceeds from the sale of the shares of common stock offered by this prospectus.

DESCRIPTION OF CAPITAL STOCK

The following summary of the material features of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of our amended and restated certificate of incorporation, our amended and restated bylaws and other appropriate law. See “Where You Can Find More Information” on Page 1.

Authorized Capital Stock

Under our amended and restated certificate of incorporation, we have the authority to issue a total of 120,000,000 shares of all classes of stock, of which 20,000,000 may be shares of preferred stock and 100,000,000 may be shares of common stock. Of the authorized shares of common stock, 2,000,000 shares are designated as Series B common stock.

As of July 2, 2007 we had 77,552,399 shares of common stock and 999,969 shares of Series B common stock issued and outstanding. There were also warrants outstanding to purchase 18,283,380 shares of common stock and options to purchase 5,606,194 shares of common stock as of such date. In addition, 11,111,111 shares of our common stock are subject to the rights of the holders of our $15 million subordinated convertible debentures. No shares of preferred stock were outstanding as of such date.

Common Stock

Except as set forth below, holders of all series of our common stock are entitled to cast one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of common stock do not have cumulative voting rights in the election of directors nor do they have subscription, conversion, redemption or preemptive rights or privileges.

Holders of our common stock are entitled to receive dividends as may be declared by the Board of Directors out of funds legally available therefor. Under the terms of the notes indenture and our revolving credit facility, we may not pay dividends on shares of our common stock. In the event of liquidation, holders of the common stock are entitled to share pro rata in any distribution of our assets remaining after payment of liabilities, subject to the preferences and rights of the holders of any outstanding shares of our preferred stock. All of the outstanding shares of our common stock are fully paid and nonassessable.

Our common stock is listed on The Nasdaq National Market under the symbol “QTWW”.

Series B Common Stock

General Motors holds all outstanding shares of our Series B common stock, which shares are not entitled to vote on any matters submitted to the vote of our stockholders except as otherwise required by law. In the event we issue additional shares of any series of common stock as a dividend or other distribution on common stock, or a subdivision or combination of such common stock into a smaller or greater number of shares, the number of outstanding shares of Series B common stock will be adjusted to that number of shares of outstanding Series B common stock that is equal to the percentage of all outstanding shares of all series of our common stock (excluding shares issued pursuant to a board-approved stock option or equity incentive plan) that the holders of Series B common stock held prior to that event. Upon transfer by General Motors of any of the outstanding shares of Series B common stock to any person or entity that is not controlled by or under common control with General Motors, the transferred shares of Series B common stock will convert into an equal number of shares of common stock. Subject to the preferences or other rights of any preferred stock that may be issued from time to time, holders of Series B common stock will be entitled to participate ratably in dividends on common stock as declared by our board of directors. Holders of Series B common stock will be entitled to share ratably in all assets available for distribution to stockholders in the event of our liquidation or dissolution, subject to distribution of the preferential amount, if any, to be distributed to holders of preferred stock.

Preferred Stock

Our amended and restated certificate of incorporation authorizes our board of directors, without any vote or action by the holders of common stock, to issue up to 20,000,000 shares of preferred stock from time to time in one or more series. Our board of directors is authorized to determine the number of shares and designation of any series of preferred stock and the dividend rights, dividend rate, conversion rights and terms, voting rights (full or limited, if any), redemption rights and terms, liquidation preferences and sinking fund terms of any series of preferred stock. Issuances of preferred stock would be subject to the applicable rules of The Nasdaq National Market or other organizations on whose systems our stock may then be quoted or listed. Depending upon the terms of preferred stock established by our board of directors, any or all series of preferred stock could have preference over common stock with respect to dividends and other distributions and upon our liquidation. Issuance of any such shares with voting powers, or issuance of additional shares of common stock, would dilute the voting power of outstanding common stock. We have no present plans to issue any preferred stock.

Warrants

In connection with the private placement that closed on June 22, 2007, we issued “A” warrants to the investors to purchase an aggregate of 12,500,000 shares of our common stock at an exercise price of $2.09. The warrants may be exercised at any time and from time to time beginning on December 22, 2007. The warrants expire on December 22, 2014.

Also in connection with the private placement that closed on June 22, 2007, we issued “B” warrants to the investors that participated in the private placement that closed on October 27, 2006 to purchase an aggregate of 2,500,000 shares of our common stock at an exercise price of $2.09. The warrants were issued in consideration of the investors’ waiver of certain rights. The warrants may be exercised at any time and from time to time beginning on December 22, 2007. The warrants expire on December 22, 2014.

In connection with the private placement that closed on October 27, 2006, the investors have warrants which entitle them to purchase an aggregate of 3,780,522 shares of our common stock at a price of $1.50. The warrants expire on April 27, 2014.

In connection with the private placement that closed on June 29, 2006, we issued warrants to the investors to purchase an aggregate of 880,504 shares of our common stock at an exercise price of $3.94 per share. These warrants expire on June 29, 2011.

Convertible Debt

On January 31, 2007, we amended our convertible subordinated notes, originally dated July 12, 2004 and assumed by us in our acquisition of the Tecstar Automotive Group in March 2005. Among other things, the amendment increased the number of shares of our common stock subject to issuance upon conversion of the notes from 2.6 million shares to 6.4 million shares and provides that the convertible note holders cannot convert before November 24, 2007. In connection with the June 2007 Private Placement and pursuant to the existing convertible note agreement, the conversion price was reset from $2.36 to $1.35, further increasing the number of shares subject to the convertible notes to 11.1 million shares.

As described in our Annual Report on Form 10-K for the fiscal year ended April 30, 2007, filed with the Commission on July 17, 2007, we secured, on July 16, 2007, a $5.0 million unconditional commitment from our asset based lender that allows us to draw on the commitment at our option and allows the lender to fund the commitment through three alternative structures. One structure is a two year secured convertible note with the conversion price equal to a 10.0% discount to the last 10 days weighted average trading price prior to funding and the coupon on the note equal to 12.0% payable in our common stock. To date, we have not drawn any funds on this commitment.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Mellon Investor Services LLC.

Anti-Takeover Effects of Provisions of Delaware Law and Our Certificate of Incorporation and Amended and Restated Bylaws

The following discussion concerns certain provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws that could be viewed as having the effect of discouraging or delaying an attempt to obtain control of our company.

Delaware Law

Under certain circumstances, Section 203 of the Delaware General Corporation Law limits the ability of an “interested stockholder” to effect various business combinations with our company for a three-year period following the time that a stockholder became an interested stockholder. An “interested stockholder” is defined as a holder of more than 15% of the outstanding voting stock. An interested stockholder may engage in a business combination transaction with us within the three-year period only if:

•	our board of directors approved the transaction before the stockholder became an interested stockholder or approved the transaction in which the stockholder became an interested stockholder;

•	the interested stockholder acquired at least 85% of the voting stock in the transaction in which it became an interested stockholder; or

•

our board of directors and the holders of shares entitled to cast two-thirds of the votes entitled to be cast by all of the outstanding voting shares held by all disinterested stockholders approve the transaction.

Under Delaware law, unless the certificate of incorporation provides otherwise, stockholders are not permitted to call a special meeting of the stockholders. Our amended and restated certificate of incorporation and amended and restated bylaws do not permit stockholders to call special meetings.

Certificate of Incorporation and Bylaws

Preferred Stock. Our amended and restated certificate of incorporation provides that we may from time to time issue shares of preferred stock in one or more series, the terms of which will be determined by our board of directors. We will not solicit approval of our stockholders unless our board of directors believes that approval is advisable or is required by the rules of The Nasdaq National Market or by Delaware law. This could enable our board of directors to issue shares to persons friendly to current management which would protect the continuity of our management and render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise. These additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of our company.

Board of Directors. Our directors, other than those who may be the holders of any class or series of our preferred stock having the right under a preferred stock designation to elect additional directors under specified circumstances, are classified into three classes, as nearly equal in number as possible, with staggered three-year terms: Class I, whose term will expire at our annual meeting of stockholders in 2008, Class II, whose term will expire at our annual meeting of stockholders in 2006, and Class III, whose term will expire at our annual meeting of stockholders in 2007. Each of our directors is to hold the office until his or her successor is duly elected and qualified. Directors elected to succeed directors whose terms then expire are elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Each director holds office until his successor is duly elected and qualified.

Our amended and restated certificate of incorporation provides that, except as otherwise provided in any preferred stock designation relating to the rights of the holders of any class or series of preferred stock to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on our board of directors resulting from death, resignation, disqualification, removal or other cause will be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board of directors, and not by the stockholders. Any director so elected will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until the director’s successor has been duly elected and qualified. No decrease in the number of directors constituting our board of directors will shorten the term of any incumbent director. Subject to the rights of any class or series of preferred stock having the right under a preferred stock designation to elect directors under specified circumstances, any director may be removed from office only for cause by the affirmative vote of the holders of at least a majority of the voting power of all voting stock then outstanding, voting together as a single class.

These provisions would preclude a third party from removing incumbent directors and simultaneously gaining control of our board of directors by filling the vacancies created by removal with its own nominees. Under the classified board of directors provisions described above, it would take at least two elections of directors for any individual or group to gain control of our board of directors. Accordingly, these provisions would discourage a third party from initiating proxy contest, making a tender offer or otherwise attempting to gain control of our company.

No Stockholder Action by Written Consent; Special Meetings. Our amended and restated certificate of incorporation and amended and restated bylaws provide that stockholders must effect any action required or permitted to be taken at a duly called meeting or special meeting of stockholders and that those actions may not be effected by any written consent of the stockholders. Except as otherwise required by law or by any preferred stock designation, special meetings of stockholders may be called only by a majority of the whole board of directors, by our chairman of the board of directors, or by our chief executive officer. No business other than that stated in the notice of meeting may be transacted at any special meeting. These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by our board of directors, our chairman of the board of directors or our chief executive officer.

Advance Notice Procedures. Our amended and restated bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of stockholders. These stockholder notice procedures provide that only persons who are nominated by our board of directors, or by a stockholder who was a stockholder of record at the time of giving notice and has given timely written notice to our secretary before the meeting at which directors are to be elected, will be eligible for election as directors. These stockholder notice procedures also limit the business that may be conducted at an annual meeting of stockholders to business brought by our board of directors, or by a stockholder who has given timely written notice to our secretary of the stockholder’s intention to bring such business before the meeting. Under these stockholder notice procedures, for notice of a stockholder nomination for election as a director at an annual meeting to be timely, the notice must be received by our secretary not later than the close of business on the 90th calendar day nor earlier than the close of business on the 120th calendar day before the first anniversary of the preceding year’s annual meeting, except that, if the date of the annual meeting is more than 30 calendar days before or more than 60 calendar days after such anniversary date, for the notice by the stockholder to be timely it must so be delivered not earlier than the close of business on the 120th calendar day before the annual meeting and not later than the close of business on the 90th calendar day before the annual meeting or the 10th calendar day following the day on which we first publicly announce a meeting date.

Nevertheless, if the number of directors to be elected to our board of directors is increased, and we make no public announcement naming all of the nominees for director or specifying the size of our increased board of directors at least 100 calendar days before the first anniversary of the preceding year’s annual meeting, a stockholder’s notice also will be considered timely, but only with respect to nominees for any new positions created by the increase, if it is delivered to our secretary not later than the close of business on the 10th calendar day following the day on which we first make the public announcement. Under these stockholder notice procedures, for notice of a stockholder nomination to be made at a special meeting at which directors are to be elected to be timely, we must receive notice not earlier than the close of business on the 120th calendar day before the special meeting and not later than the close of business on the later of the 90th calendar day before the special meeting or the 10th calendar day following the day of the first public announcement of the date of the special meeting and of the nominees proposed by our board of directors to be elected at the meeting.

In addition, under these stockholder notice procedures, a stockholder’s notice to us to nominate a person for election as a director or relating to the conduct of business other than the nomination of directors will be required to contain specified information. If the chairman of the meeting determines that an individual was not nominated, or other business was not brought before the meeting, in accordance with our stockholder notice procedures, the individual will not be eligible for election as a director, or the business will not be conducted at the meeting, as the case may be.

Amendments. Our amended and restated certificate of incorporation provides that the affirmative vote of the holders of at least 80% of our voting stock then outstanding, voting together as a single class, is required to amend provisions of our certificate of incorporation relating to stockholder action; the number, election and tenure of directors; the nomination of director candidates and the proposal of business by stockholders; the filling of vacancies on our board of directors; and the removal of directors. Our amended and restated certificate of incorporation further provides that provisions of our amended and restated bylaws relating to the foregoing subject matters, including the stockholder notice procedures, may be amended only by the affirmative vote of the majority of the whole board of directors or by the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of voting stock, voting together as a single class. Other than the provisions of our amended and restated bylaws referenced above, which will require at least 80% of the voting power, the affirmative vote of holders of at least two-thirds of the voting power of outstanding shares of voting stock, voting as a single class, is required to amend our amended and restated bylaws.

Limitation on Liability and Indemnification of Officers and Directors

Under Section 145 of the General Corporation Law of the State of Delaware, we have broad powers to indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. Our amended and restated certificate of incorporation also provides for mandatory indemnification of our directors and executive officers, and permissive indemnification of our employees and agents, to the fullest extent permissible under Delaware law.

Our amended and restated certificate of incorporation provides that the liability of directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. These provisions do not eliminate the directors’ duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

We have entered into agreements with each of our directors and executive officers, including the new directors and executive officers that joined us in connection with our merger with Starcraft, that require us to indemnify these persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which each may be made a party by reason of the fact that each is or was a director or officer of our company or any of our affiliated enterprises, provided the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The indemnification agreements also establish procedures that will apply if a claim for indemnification arises under the agreements.

We maintain a policy of directors’ and officers’ liability insurance that insures our directors and officers against the costs of defense, settlement or payment of a judgment under some circumstances.

Pursuant to the merger agreement governing our merger with Starcraft, we have agreed to indemnify, defend and hold harmless each former director, officer or employee of Starcraft or any of its subsidiaries against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, either arising out of or pertaining to the merger and related transactions or otherwise with respect to any acts or omissions occurring at or prior to the effective time, to the same extent as provided in Starcraft’s charter in effect immediately prior to the merger. Our obligations under this agreement extend through March 3, 2011.

The merger agreement also provides that we will maintain, through March 3, 2011, officers’ and directors’ liability insurance with respect to acts or omissions occurring before the effective time of the merger covering each person previously covered by Starcraft’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of the Starcraft policy in effect on November 23, 2004.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

SELLING SECURITY HOLDERS

Selling security holders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell the common stock and warrants. The common stock being offered by the selling security holders are those issued by us pursuant to a Securities Purchase Agreement dated as of June 22, 2007 and a Merger Agreement dated February 8, 2006. We are registering the common stock in order to permit the selling security holders to offer the shares for resale from time to time. The selling security holders may sell all, some or none of their shares in this offering. See “Plan of Distribution.” None of the selling security holders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.

The following tables set forth certain information as of July 2, 2007 (unless otherwise noted) concerning, among other things, the number of shares of common stock that may be offered from time to time by each selling security holder pursuant to this prospectus. The second column lists the number of common stock beneficially owned by each selling security holder, assuming exercise of the warrants held by the selling security holders on that date, without regard to any limitations on exercise. The third column lists the common stock being offered by this prospectus by the selling security holders. The fourth column assumes the sale of all of the shares offered by the selling security holders pursuant to this prospectus. The fifth column is based on total outstanding shares of common stock of 82,213,425 and assumes all warrants held by the selling security holders included in the second column have been acquired and remain issued and outstanding. The information is based on information provided by or on behalf of the selling security holders. We have assumed for purposes of the table below that the selling security holders will sell all of their shares of common stock that may be sold under this prospectus, and that any other shares of our common stock beneficially owned by the selling security holders will continue to be beneficially owned.

Information about the selling security holders may change over time. In particular, the selling security holders identified below may have sold, transferred or otherwise disposed of all or a portion of their shares since the date on which they provided to us information regarding their beneficial ownership. Any changed or new information given to us by the selling security holders will be set forth in supplements to this prospectus or amendments to the registration statement of which this prospectus is a part, if and when necessary.

Table of Selling Security Holders Holding Shares of Common Stock

The following table lists the selling security holders holding shares of our common stock:

Name of Selling Security Holder	Number of Shares of Common Stock Beneficially Owned Prior to the Offering(1)		Number of Shares of Common Stock Offered	Number of Shares of Common Stock Beneficially Owned after the Offering (Assuming the Sale of all Shares Offered)	Common Stock Ownership Percentage Following Offering
Cranshire Capital, L.P.	2,333,333	(2)	2,333,333	0
Iroquois Master Fund Ltd.	2,192,264	(3)	825,000	1,367,264	1.66%
Klein Investments Family Limited Partnership	365,000		365,000	0
Rockmore Investment Master Fund Ltd.	898,744	(4)	250,000	648,744	*
Highbridge International LLC	514,878	(5)	187,500	327,378	*
Otago Partners, LLC	171,626	(6)	62,500	109,126	*
Fort Mason Master, L.P.	2,933,402	(7)	1,565,167	1,368,235	1.66%
Fort Mason Partners, L.P.	190,230	(8)	101,500	88,730	*
Hudson Bay Overseas Fund Ltd	489,586	(9)(10)	195,000	294,586	*
Hudson Bay Fund LP	515,136	(11)(12)	180,000	335,136	*
JP Morgan Omni SPC fbo BIOV1 Segregated Portfolio	2,000,000	(13)	2,000,000	0
Special Situations Fund III, L.P.	93,723	(14)	40,000	53,723	*
Special Situations Fund III QP, L.P.	974,725	(15)	416,000	558,725	*
Special Situations Cayman Fund, L.P.	374,894	(16)	160,000	214,894	*
Special Situations Technology Fund, L.P.	74,979	(17)	32,000	42,979	*
Special Situations Technology Fund II, L.P.	356,149	(18)	152,000	204,149	*
Kevin Ghomashchi	15,000		15,000	0
Stephen Cohen	86,000		86,000	0
Robeco WPG Distressed/Special Situations Overseas, L.P.	676,900		676,900	0
Robeco WPG Event-Driven Multi-Strategy Overseas, L.P.	290,100		290,100	0
Brian Cohen	17,000		17,000	0
Peter M. Lupoff	15,000		15,000	0
Whitebox Convertible Arbitrage Partners, LP	1,436,500	(19)	1,436,500	0
Whitebox Hedged High Yield Partners, LP	676,000	(20)	676,000	0
Whitebox Intermarket Partners, LP	169,000	(21)	169,000	0
Pandora Select Partners, LP	253,500	(22)	253,500	0
Wayne Davis	1,450,000		1,450,000	0
Total	19,563,669		13,950,000	5,613,669

(1)	Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares, as well as any shares as to which the selling security holder has the right to acquire beneficial ownership through the exercise or conversion of any stock option, warrant, preferred stock or other right within 60 days of the date of this prospectus. Notwithstanding the foregoing, the table does not identify a selling security holder as the beneficial owner of shares held by another selling security holder listed in the table. Unless otherwise indicated below, to our knowledge, all selling security holders named in the table have sole voting and investment power with respect to their shares of common stock.

(2)	Mitchell P. Kopin, the President of Downsview Capital, Inc., the general partner of Cranshire Capital, L.P., has sole voting control and investment discretion over securities held by Cranshire Capital, L.P. Each of Mitchell P. Kopin and Downsview Capital, Inc. disclaims beneficial ownership of the shares held by Cranshire Capital, L.P.

(3)	Includes 1,367,264 shares of common stock issuable upon exercise of warrants.

(4)	Includes 335,773 shares of common stock issuable upon exercise of warrants. Rockmore Capital, LLC (“Rockmore Capital”) and Rockmore Partners, LLC (“Rockmore Partners”), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda (“Rockmore Master Fund”). By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of our common stock. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares of common stock owned by Rockmore Master Fund and, as of July 2, 2007, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Messrs. Bernstein and Daly disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Rockmore Master Fund.

(5)	Includes 327,378 shares of common stock issuable upon exercise of warrants. Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC and has voting control and investment discretion over the securities held by Highbridge International LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Highbridge International LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge International LLC.

(6)	Includes 109,126 shares of common stock issuable upon exercise of warrants.

(7)	Includes 343,896 shares of common stock issuable upon exercise of warrants. Fort Mason Capital, LLC serves as the general partner of Fort Mason Master, L.P. and Fort Mason Partners, L.P. and, in such capacity, exercises sole voting and investment authority with respect to such shares. Mr. Daniel German serves as the sole managing member of Fort Mason Capital, LLC. Fort Mason Capital and Mr. German each disclaim beneficial ownership of such shares, except to the extent of its or his pecuniary interest therein, if any.

(8)	Includes 22,301 shares of common stock issuable upon exercise of warrants. Fort Mason Capital, LLC serves as the general partner of Fort Mason Master, L.P. and Fort Mason Partners, L.P. and, in such capacity, exercises sole voting and investment authority with respect to such shares. Mr. Daniel German serves as the sole managing member of Fort Mason Capital, LLC. Fort Mason Capital and Mr. German each disclaim beneficial ownership of such shares, except to the extent of its or his pecuniary interest therein, if any.

(9)	Includes 294,586 shares of common stock issuable upon exercise of warrants.

(10)	Sander Gerber, Yoav Roth and John Doscas share voting and investment power over these securities. Each of Sander Gerber, Yoav Roth and John Doscas disclaim beneficial ownership over the securities held by Hudson Bay Overseas Fund LTD. The selling security holder acquired the securities offered for its own account in the ordinary course of business, and at the time it acquired the securities, it had no agreements, plans or understandings, directly or indirectly to distribute the securities.

(11)	Includes 271,925 shares of common stock issuable upon exercise of warrants.

(12)	Sander Gerber, Yoav Roth and John Doscas share voting and investment power over these securities. Each of Sander Gerber, Yoav Roth and John Doscas disclaim beneficial ownership over the securities held by Hudson Bay Fund LP. The selling security holder acquired the securities offered for its own account in the ordinary course of business, and at the time it acquired the securities, it had no agreements, plans or understandings, directly or indirectly to distribute the securities.

(13)	Sander Gerber, Yoav Roth and John Doscas share voting and investment power over these securities by virtue of the fact that Hudson Bay Capital Management LP acts as investment advisor to JP Morgan Omni SPC, Ltd.–BIOV1 Segregated Portfolio. Each of Sander Gerber, Yoav Roth and John Doscas disclaim beneficial ownership over the securities held by JP Morgan Omni SPC, Ltd.–BIOV1 Segregated Portfolio. The selling security holder acquired the securities offered for its own account in the ordinary course of business, and at the time it acquired the securities, it had no agreements, plans or understandings, directly or indirectly to distribute the securities.

(14)	Includes 53,723 shares of common stock issuable upon exercise of warrants. MGP Advisors Limited (“MGP”) is the general partner of the Special Situations Fund III, QP, L.P. and the general partner of and investment adviser to the Special Situations Fund III, L.P. AWM Investment Company, Inc. (“AWM”) is the general partner of MGP, the general partner of and investment adviser to the Special Situations Cayman Fund, L.P. and the investment adviser to the Special Situations Fund III, QP, L.P., the Special Situations Technology Fund, L.P. and the Special Situations Technology Fund II, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP and AWM. Through their control of MGP and AWM, Messrs. Marxe and Greenhouse share voting and investment control over the portfolio securities of each of the funds listed above.

(15)	Includes 558,725 shares of common stock issuable upon exercise of warrants. MGP Advisors Limited (“MGP”) is the general partner of the Special Situations Fund III, QP, L.P. and the general partner of and investment adviser to the Special Situations Fund III, L.P. AWM Investment Company, Inc. (“AWM”) is the general partner of MGP, the general partner of and investment adviser to the Special Situations Cayman Fund, L.P. and the investment adviser to the Special Situations Fund III, QP, L.P., the Special Situations Technology Fund, L.P. and the Special Situations Technology Fund II, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP and AWM. Through their control of MGP and AWM, Messrs. Marxe and Greenhouse share voting and investment control over the portfolio securities of each of the funds listed above.

(16)	Includes 214,894 shares of common stock issuable upon exercise of warrants. MGP Advisors Limited (“MGP”) is the general partner of the Special Situations Fund III, QP, L.P. and the general partner of and investment adviser to the Special Situations Fund III, L.P. AWM Investment Company, Inc. (“AWM”) is the general partner of MGP, the general partner of and investment adviser to the Special Situations Cayman Fund, L.P. and the investment adviser to the Special Situations Fund III, QP, L.P., the Special Situations Technology Fund, L.P. and the Special Situations Technology Fund II, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP and AWM. Through their control of MGP and AWM, Messrs. Marxe and Greenhouse share voting and investment control over the portfolio securities of each of the funds listed above.

(17)	Includes 42,979 shares of common stock issuable upon exercise of warrants. MGP Advisors Limited (“MGP”) is the general partner of the Special Situations Fund III, QP, L.P. and the general partner of and investment adviser to the Special Situations Fund III, L.P. AWM Investment Company, Inc. (“AWM”) is the general partner of MGP, the general partner of and investment adviser to the Special Situations Cayman Fund, L.P. and the investment adviser to the Special Situations Fund III, QP, L.P., the Special Situations Technology Fund, L.P. and the Special Situations Technology Fund II, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP and AWM. Through their control of MGP and AWM, Messrs. Marxe and Greenhouse share voting and investment control over the portfolio securities of each of the funds listed above.

(18)	Includes 204,149 shares of common stock issuable upon exercise of warrants. MGP Advisors Limited (“MGP”) is the general partner of the Special Situations Fund III, QP, L.P. and the general partner of and investment adviser to the Special Situations Fund III, L.P. AWM Investment Company, Inc. (“AWM”) is the general partner of MGP, the general partner of and investment adviser to the Special Situations Cayman Fund, L.P. and the investment adviser to the Special Situations Fund III, QP, L.P., the Special Situations Technology Fund, L.P. and the Special Situations Technology Fund II, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP and AWM. Through their control of MGP and AWM, Messrs. Marxe and Greenhouse share voting and investment control over the portfolio securities of each of the funds listed above.

(19)	Andrew J Redleaf, in his capacity as the managing member of Whitebox Advisors, LLC, the general partner of Whitebox Convertible Arbitrage Partners, LP, Whitebox Hedged High Yield Partners, LP, and Whitebox Intermarket Partners, LP, and AJR Financial, LLC, the general partner of Pandora Select Partners, LP, has sole voting control and investment discretion over the securities held by Whitebox Convertible Arbitrage Partners, LP, Whitebox Hedged High Yield Partners, LP, Whitebox Intermarket Partners, LP, and Pandora Select Partners, LP. Each of Whitebox Advisors, LLC, AJR Financial, LLC and Andrew J Redleaf disclaims beneficial ownership of these shares.

(20)	Andrew J Redleaf, in his capacity as the managing member of Whitebox Advisors, LLC, the general partner of Whitebox Convertible Arbitrage Partners, LP, Whitebox Hedged High Yield Partners, LP, and Whitebox Intermarket Partners, LP, and AJR Financial, LLC, the general partner of Pandora Select Partners, LP, has sole voting control and investment discretion over the securities held by Whitebox Convertible Arbitrage Partners, LP, Whitebox Hedged High Yield Partners, LP, Whitebox Intermarket Partners, LP, and Pandora Select Partners, LP. Each of Whitebox Advisors, LLC, AJR Financial, LLC and Andrew J Redleaf disclaims beneficial ownership of these shares.

(21)	Andrew J Redleaf, in his capacity as the managing member of Whitebox Advisors, LLC, the general partner of Whitebox Convertible Arbitrage Partners, LP, Whitebox Hedged High Yield Partners, LP, and Whitebox Intermarket Partners, LP, and AJR Financial, LLC, the general partner of Pandora Select Partners, LP, has sole voting control and investment discretion over the securities held by Whitebox Convertible Arbitrage Partners, LP, Whitebox Hedged High Yield Partners, LP, Whitebox Intermarket Partners, LP, and Pandora Select Partners, LP. Each of Whitebox Advisors, LLC, AJR Financial, LLC and Andrew J Redleaf disclaims beneficial ownership of these shares.

(22)	Andrew J Redleaf, in his capacity as the managing member of Whitebox Advisors, LLC, the general partner of Whitebox Convertible Arbitrage Partners, LP, Whitebox Hedged High Yield Partners, LP, and Whitebox Intermarket Partners, LP, and AJR Financial, LLC, the general partner of Pandora Select Partners, LP, has sole voting control and investment discretion over the securities held by Whitebox Convertible Arbitrage Partners, LP, Whitebox Hedged High Yield Partners, LP, Whitebox Intermarket Partners, LP, and Pandora Select Partners, LP. Each of Whitebox Advisors, LLC, AJR Financial, LLC and Andrew J Redleaf disclaims beneficial ownership of these shares.

*	Percentage ownership is less than 1%.

This prospectus may be used only by the selling security holders identified above to sell the shares of common stock opposite each respective selling security holder’s name in the column entitled “Number of Shares of Common Stock Offered”. This prospectus may not be used by any selling security holder not named in this prospectus, including transferees, pledgees or donees of the selling security holders named above, prior to the effectiveness of the registration statement of which this prospectus is a part. Prior to any use of this prospectus in connection with an offering of the common stock by any unnamed security holder or future transferees, pledgees or donees from such unnamed security holders, the registration statement, of which this prospectus is a part, will be amended, as required, to set forth the name and other information about such selling security holder. Additional information for the named security holders and the information for transferees, pledgees or donees of the named security holders will be provided by supplements to this prospectus, absent circumstances indicating the change is material. The supplement or amendment will also disclose whether any security holder selling in connection with such supplement or amendment has held any position or office with, been employed by or otherwise had a material relationship with, us or any of our affiliates during the three years prior to the date of the supplement or amendment, if such information has not been previously disclosed.

PLAN OF DISTRIBUTION

The selling security holders and their successors, which term includes their transferees, pledgees or donees or their successors, may sell the common stock offered by this prospectus directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling security holders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The securities may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to the prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in transactions:

•	on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale, including The Nasdaq National Market;

•	in the over-the-counter market;

•	otherwise than on such exchanges or services or in the over-the-counter market;

•	through the writing of options, whether the options are listed.

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the effective date of the registration statement of which this prospectus is a part;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling securities holders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as agent on both sides of the trade. In connection with the sale of the common stock or otherwise, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or financial institutions may in turn engage in short sales of the common stock in the course of hedging the positions they assume with the selling security holders. The selling security holders may also sell the common stock short and deliver the shares of common stock offered hereby to close out such short positions, or loan or pledge the common stock offered hereby to broker-dealers that in turn may sell the common stock.

The selling security holders may pledge or grant a security interest in some or all of the common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the common stock from time to time pursuant to this prospectus or any amendment or supplement to this prospectus the Securities Act of 1933, as amended, amending, if necessary, the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus. The selling security holders also may transfer and donate the common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling security holders from the sale of the common stock offered hereby will be the purchase price of the common stock less discounts and commissions, if any. Each of the selling security holders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

Broker-dealers or agents who participate in the sale of the common stock offered hereby are “underwriters” within the meaning of Section 2(11) of the Securities Act. Selling security holders who participate in the sale of the common stock offered hereby may also be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. Profits on the sale of the common stock by the selling security holders and any discounts, commissions or concessions received by any broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Selling security holders who are deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. To the extent the selling security holders are deemed to be “underwriters,” they may be subject to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act. Under the securities laws of some states, the common stock may be sold in such sates only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

We have agreed to indemnify the selling security holders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling security holders may be entitled to contribution. The selling security holders have agreed to indemnify us against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling security holders specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

The selling security holders and any other person participating in a distribution are subject to applicable provisions of the Exchange Act and the rules and regulations thereunder. Regulation M of the Exchange Act may limit the timing of purchases and sales of any of the securities by the selling security holders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. The selling security holders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and have agreed that they will not engage in any transaction in violation of such provisions.

A selling security holder may decide not to sell any of the common stock described in this prospectus. We cannot assure you that any selling security holder will use this prospectus to sell any or all of the common stock covered by this prospectus. Any securities covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under

Rule 144 rather than pursuant to this prospectus. In addition, a selling security holder may transfer, devise or gift the common stock offered hereby by other means not described in this prospectus.

With respect to a particular offering of the common stock offered hereby, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part will be prepared and will set forth the following information:

•	the specific common stock to be offered and sold;

•	the names of the selling security holders;

•	the respective purchase prices and public offering prices and other material terms of the offering;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting compensation from the selling security holders.

We will pay all of our expenses and specified expenses incurred by the selling security holders incidental to the registration, offering and sale of common stock offered pursuant to this prospectus to the public, but each selling security holder will be responsible for payment of commissions, concessions, fees and discounts of underwriters, broker-dealers and agents, if any.

Once sold under the shelf registration statement, of which this prospectus forms a part, the common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

Certain legal matters in connection with the securities offered pursuant to this prospectus will be passed upon by Kerr, Russell and Weber, PLC, Detroit, Michigan.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended April 30, 2007, and management’s assessment of the effectiveness of our internal control over financial reporting as of April 30, 2007, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

McGladrey and Pullen, LLP, independent registered public accounting firm, has audited Quantum’s financial statements as of April 30, 2006, included in Quantum’s Annual Report on Form 10-K for the year ended April 30, 2007, as set forth in their report, which is incorporated by reference in this prospectus. Quantum’s financial statements as of April 30, 2006 are incorporated by reference in reliance on McGladrey and Pullen, LLP’s report, given on their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following statement sets forth the estimated amounts of expenses, other than underwriting discounts, to be borne by us in connection with the offering described in this Registration Statement:

Securities and Exchange Commission Registration Fee	$636
Accounting Fees and Expenses	$10,000
Legal Fees and Expenses	$0
Miscellaneous Expenses	$5,000
Total Expenses	$15,636

Item 15.	Indemnification of Directors and Officers

The information found under the heading “Description of Capital Stock – Limitation on Liability and Indemnification of Officers and Directors” in the prospectus which forms a part of this registration statement is incorporated herein by reference.

Item 16.	Exhibits

See the exhibit index attached hereto and incorporated herein by reference.

Item 17.	Undertakings

The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (other than as provided in the proviso and instructions to Item 512(a) of Regulation S-K): (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (ii) and (iii) of this section do not apply if the Registration Statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: (i) if the registrants are relying on Rule 430B: (A) Each prospectus filed by the registrants pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of 314 securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the Registration Statement relating to the securities in the Registration Statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or (ii) if the registrants are subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no II-3 statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrants under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrants undertake that in a primary offering of securities of the undersigned registrants pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) Any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424; (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrants; (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of the undersigned registrants; and (iv) Any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrants’ annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) (i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8) The undersigned registrants hereby undertake to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Commission under Section 305(b)2 of the Act.

(9) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on July 19, 2007

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.
(Registrant)

By:	/s/ Alan P. Niedzwiecki
Alan P. Niedzwiecki, President,
Chief Executive Officer (Principal
Executive Officer) and Director

POWER OF ATTORNEY

Each director and officer of the Registrant whose signature appears below hereby appoints Alan P. Niedzwiecki and W. Brian Olson, and each of them individually, as his or her true and lawful attorney-in-fact and agent to sign in his name and behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments and any registration statement for the same offering that is to be effective under Rule 462(b) of the Securities Act, to this registration statement, and the Registrant hereby also appoints each such person as its attorney-in-fact and agent with like authority to sign and file any such amendments in its name and behalf.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Alan P. Niedzwiecki Alan P. Niedzwiecki	President, Chief Executive Officer and Director (Principal Executive Officer)	July 19, 2007

/s/ W. Brian Olson W. Brian Olson	Chief Financial Officer and Treasurer (Principal Financial Officer)	July 19, 2007

/s/ Bradley J. Timon Bradley J. Timon	Controller (Principal Accounting Officer)	July 19, 2007

/s/ Dale L. Rasmussen Dale L. Rasmussen	Chairman of the Board of Directors	July 19, 2007

/s/ Jeffrey P. Beitzel Jeffrey P. Beitzel	Director and Chief Operating Officer	July 19, 2007

/s/ Brian A. Runkel Brian A. Runkel	Director	July 19, 2007

/s/ G. Scott Samuelsen G. Scott Samuelsen	Director	July 19, 2007

/s/ Carl E. Sheffer Carl E. Sheffer	Director	July 19, 2007

/s/ Thomas J. Tyson Thomas J. Tyson	Director	July 19, 2007

/s/ Paul Grutzner Paul Grutzner	Director	July 19, 2007

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Kerr, Russell and Weber, PLC

10.1	Form of Securities Purchase Agreement

10.2	Form of Common Stock Purchase Warrant A

10.3	Form of Common Stock Purchase Warrant B

10.4	Form of Registration Rights Agreement

10.5	Form of Settlement Agreement

23.1	Consent of Kerr, Russell and Weber, PLC (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm

23.3	Consent of McGladrey and Pullen, LLP, independent registered public accounting firm.

24.1	Power of Attorney (included on the signature page of this registration statement).